Exhibit 14

The Way We Do Business

“We are committed to maintaining a culture in which employees always act professionally and conduct business with high integrity and ethics. It is equally important to foster an environment in which people treat each other with respect and dignity, have the opportunity to fulfill their potential, and feel it is fun to work with each other while building a great business.”

William E. Brown

Chairman & Chief Executive Officer

5/09

Dear Employee,

Central Garden & Pet has earned a reputation as an industry leader with outstanding service, quality products, and strong corporate values. We have a commitment to excellence in what we do and how we treat people. In this competitive market, our reputation is one of our most valuable assets. The ability to maintain this reputation is a direct result of our employees and the choices they make every day.

Creating trusting relationships internally and externally is critical in building and sustaining our business. Actions must reflect uncompromising integrity, ethical decision making, and professional behavior to maintain the relationships we have worked so hard to develop. Anything less takes away our competitive edge and contradicts our core values.

This booklet, The Way We Do Business, provides a set of guidelines to assist you in making day-to-day decisions at work as well as to provide you with a resource to use when you are faced with conflicts. We hope this information will clarify how our values, principles and mission translate into your everyday choices, behavior and actions.

The Way We Do Business is intended to support a positive environment among our employees. It is also intended to make clear to the people who do business with us, the public and our shareholders, how we conduct ourselves as a corporate entity and as individuals.

I encourage you to discuss these expectations with your manager and teammates. If you have questions about anything you read or any situation you are confronted with, please do not hesitate to talk with your manager, the corporate Vice President of Human Resources, or the Director of Internal Audit.

Sincerely,

William E. Brown

Chairman & CEO

Table of Contents

Introduction	1

Our Values	2

Expectations of Ethical Conduct	3

Compliance with the Law	3

Recording, Reporting and Protecting Company Assets	3

Conflicts of Interest	3

Gifts, Gratuities, and Entertainment	4

Insider Trading	4

Political Contributions	5

Right to Report	5

Waivers	5

Ethics in Action	6

Where to go for Guidance	7

ACKNOWLEDGEMENT	8

Introduction

The Way We Do Business is a statement of our values and expectations of appropriate behavior for all employees. Beyond clarifying gray areas and providing guidance on both simple questions and complex ethical dilemmas, we intend that this organization-wide code of ethical behavior will help to:

•	Build trust internally and externally

•	Increase awareness and dialogue regarding key ethical issues

•	Build consensus on vital issues

•	Guide decision-making

•	Encourage employees to seek advice

•	Foster the reporting of misconduct and related concerns

•	Clarify where employees should go to seek advice

These goals are important because we have a commitment to our customers to build relationships based on trust and integrity. We have a commitment to our shareholders to provide a competitive return on their investment while conducting our business in an ethical manner. We have a commitment to our suppliers to purchase goods and services on the basis of value, availability, cost, quality, reliability, and delivery of terms and services. We have a commitment to the communities in which we do business to be a good corporate citizen and comply with the letter and the spirit of all Federal, state and local laws.

We pledge to treat all employees with honesty, dignity and respect, and to provide a work environment that fosters safety, equal opportunities for growth, and open communications. Talking about ethical situations, conflicts of interest, and about resources you can use helps to promote a culture in which ethical conduct is valued, recognized and practiced by all.

Our Values

At Central Garden & Pet, we believe it is critical to:

•	Do the Right Thing

•	Be honest, fair and trustworthy in all business activities and relationships; avoid even the appearance of impropriety

•	Obey the applicable laws and regulations governing our business conduct worldwide

•	Sustain, through leadership at all levels, a culture in which ethical conduct is valued, recognized and practiced by all

•	Treat people with dignity and respect, and value their contributions

•	Strive to create a safe workplace and protect the environment

•	Deliver on commitments, results, and quality to customers, suppliers, shareholders, and employees

Your actions should reflect these Values every time you make a decision or are faced with a choice involving your work or your relationships with others. Only by supporting these Values can you support an environment that perpetuates a culture of ethical behavior and fulfill the expectations Central Garden & Pet has for all our employees.

Expectations of Ethical Conduct

The following are company standards which every employee of Central Garden & Pet Company and its subsidiaries must understand and follow as a condition of continued employment.

Compliance with the Law

All employees will strictly comply with the letter, spirit and intent of all local, state, federal and foreign laws and regulations. These laws and regulations include and are not limited to the Foreign Corrupt Practices Act, the Sarbanes-Oxley Act of 2002, antitrust laws such as the Sherman Act, and similar state laws in jurisdictions which apply to the Company.

Recording, Reporting and Protecting Company Assets

Each employee is expected to protect the Company’s assets and ensure their efficient use. This includes protecting all material tangible assets as well as proprietary information.

Always record and report information completely, accurately and honestly. Information should not be presented to anyone in a manner that misleads or misinforms, and you should never conceal any asset, liability or business transaction in order to deceive the Company, any customer or supplier, or any employee of the Company. Dishonest reporting of any kind is unacceptable, and could lead to civil or criminal liability for the Company and for you personally.

Unauthorized disclosure of sensitive Company information is prohibited whether in written form or casual discussion.

Conflicts of Interest

Conflicts of interest involve situations that potentially compromise, or give the appearance of compromising, an employee’s objectivity. Situations such as personal, financial, or romantic involvement with a competitor, supplier, customer, or subordinate employee can impair an employee’s ability to exercise good judgment on behalf of Central Garden & Pet and therefore should be avoided at all times.

The Company will not allow an employee, who is related by blood or marriage to an employee of a customer or supplier, to be placed in a business relationship where one family member has influence over the purchasing or sales transactions of the other. Except in rare circumstances, such as a family owned business that has been acquired, family members who are related by blood or marriage will not be allowed to maintain a supervisory-subordinate relationship.

Any personal, financial or romantic relationships involving employees of the Company or our customers or suppliers should be disclosed immediately to your supervisor to determine whether there is a real or potential conflict between personal interests and those of the Company. Appropriate steps to remedy the conflict of interest will be taken, and the Vice President of Human Resources or the Director of Internal Audit will be informed.

Gifts, Gratuities, and Entertainment

On some occasions giving or accepting gifts, entertainment or favors is an appropriate business courtesy. On other occasions, such practices might compromise your objectivity in making business decisions or be perceived as trying to unduly influence business opportunities.

The following guidelines will help you decide the appropriateness of giving or accepting gifts, entertainment or favors:

•	Do not accept anything that you could not give under the Company’s travel and entertainment policy guidelines;

•	Such practices should be infrequent, serve a legitimate business purpose and be appropriate to your business responsibilities;

•	You may accept advertising novelties of trivial value, which are widely distributed either by customers or vendors;

•	You may both give and receive customary business amenities such as meals, provided the expenses involved are kept to a reasonable level and are fully disclosed;

•	Never accept payments, gifts, gratuities or favors of any kind that might place you under any real or perceived obligation to an existing or potential customer or supplier;

If in doubt about the appropriateness of accepting a particular gift, ask before accepting it. Any gift, entertainment or favor in excess of $100 requires the approval of your business unit President.

Insider Trading

It is contrary to Company policy and is a violation of Federal Securities laws for employees of the Company to trade in the shares or securities of Central Garden & Pet while in possession of material undisclosed confidential information.

It is also unacceptable for employees or directors to inform, other than in the necessary course of business, any other person or company of such undisclosed confidential information.

Political Contributions

The funds and assets of the Company shall not be used, directly or indirectly, for political contributions which could be routed, directly or indirectly, to a political candidate, party, committee or organization.

This section is not intended to limit or otherwise restrict: (1) the personal political activities of Company employees, or (2) the right of Company employees to make personal contributions to any political action committee.

Right to Report

In order to foster and maintain an environment in which employees can come forward and express concerns about improper or potentially illegal misconduct, we offer protection from any retaliatory action against the individual reporting the concern. Specifically, employees may not threaten, intimidate, coerce, or in any way interfere with an individual’s right to report an ethical violation. Nor will punitive actions, unfair treatment or harassment of any kind be tolerated as a result of an individual reporting a potential violation.

Waivers

The waiver of any provision of our code of ethical conduct must have prior written authorization from the Chief Executive Officer of Central Garden & Pet Company. Waiver of such provisions for officers and directors can only be granted by vote of a majority of the independent directors of the Board of Directors of the Company. All waivers must be reported to the Vice President of Human Resources and the Audit Committee of the Board of Directors.

Ethics in Action

You may ask, what can I do to ensure my behavior and decisions reflect the ethical conduct expected of each employee:

Become familiar with The Way We Do Business

Thoroughly understand the expectations and policies set forth in this booklet. If you have any questions regarding its contents, ask them now before you are faced with a situation and need guidance.

Remember, you are responsible for your own behavior

It is not acceptable to act inappropriately because you see someone else doing it, or because your boss told you to do it, or because you feel no one will find out. You choose your behavior, and if you model ethical choices you will help perpetuate the culture we value.

Ask before acting

With every decision, ask yourself:

•	Is there any question in my mind about the appropriateness of what I am doing?

•	Does this situation present a dilemma between right and wrong?

•	Do I feel the need to conceal my actions or the actions of others?

•	Has someone asked me to do something that I feel uncomfortable doing?

•	Is this action unfair to any of our shareholders, customers, vendors, employees, or me?

•	Would I, or someone else in the Company, be embarrassed to read about it in tomorrow’s newspaper?

•	Is this an employee relations issue that should go to local management or an ethical issue that may need to be reported directly to corporate?

Typically you can trust your gut—if it feels wrong, it probably is and you should stop and seek guidance before you act. You may contact your supervisor or local human resources representative for support. In addition, you can call the Vice President of Human Resources at (925) 948-4000.

Where to go for Guidance

If you have questions about anything in this booklet, or concerns about a potential conflict of interest, you are encouraged to contact your supervisor, local manager or corporate human resources. Should you not feel your concerns are adequately addressed, please contact the Vice President of Human Resources for additional support. Managers who need assistance in interpreting any of the Company’s corporate policies should consult the Vice President of Human Resources.

If at any time you observe or suspect a violation of any part of the ethics guidelines contained in this booklet including any unethical, illegal or fraudulent act, theft, or a questionable control, audit or accounting matter, please immediately contact the Vice President of Human Resources or the Director of Internal Audit .

For any issues concerning unethical behavior of a human relations nature such as sexual, physical or verbal abuse including bullying, intimidation and harassment, please immediately contact the Vice President of Human Resources. These types of behaviors will not be tolerated.

All reports of unethical behavior will be treated confidentially unless otherwise required by law. Employees may submit written reports with their name or anonymously. For telephone reports, callers may remain anonymous by requesting the voice mailbox of either the corporate Vice President of Human Resources or the Director of Internal Audit.

Employees are expected to cooperate in any investigations of misconduct. Retaliation, reprisal, threats, harassment, discrimination, or any other adverse action against an employee who in good faith reports misconduct by others is illegal and will not be tolerated.

You can reach the corporate Vice President of Human Resources or the

Director of Internal Audit by calling:

Telephone: (866) 397-7762

Anonymous or personal letters may be sent to:

Central Garden & Pet Company – Lock Box HR/IA

1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597

Acknowledgement

All Central Garden & Pet and subsidiary employees are expected to sign and return a statement acknowledging that they have read the Company’s statement of values and ethics—The Way We Do Business. Adherence to this code of ethical conduct is the responsibility of each employee of the Company.

Compliance with Central Garden & Pet Company’s code of ethical conduct is a condition of employment. Failure to comply may result in a range of disciplinary actions including termination. Failure by any employee to disclose violations of these standards and practices by other employees or contract workers is also grounds for disciplinary action. If you comply with the law, the Company will stand behind you if a problem occurs. If you deliberately break the law, you will be subject to disciplinary action and possible criminal penalties.

We expect all employees to uphold our Values and:

•	Do The Right Thing:

¡	be honest, fair and trustworthy in all business activities and relationships and avoid even the appearance of any impropriety;

¡	obey applicable laws and regulations governing our business conduct worldwide.

¡	Sustain, through leadership at all levels, a culture in which ethical conduct is valued, recognized and practiced by all.

•	Treat people with dignity and respect, and value their contributions.

•	Strive to create a safe workplace and protect the environment.

•	Deliver on commitments, results, and quality to customers, suppliers, shareholders, and employees.

I certify that I have read Central Garden & Pet Company’s The Way We Do Business including the section containing expectations for ethical conduct.

I will report to the corporate Vice President of Human Resources or Director of Internal Audit any suspected or observed unethical, fraudulent or illegal conduct or activity I am aware of concerning the Company or any of its subsidiaries. All reported unethical behavior will be treated in confidence unless otherwise required by law. I understand that all employees have the right to report anonymously and without fear of retaliation by their supervisor or any other individual.

Disclaimer: Employment with the Company is deemed to be “at will,” meaning either the Company or the employee may elect to terminate an employment relationship. Nothing in this document is intended to create a promise or representation of continuous employment with Central Garden & Pet or any of its subsidiaries.

Name:
(Please Print)

Signature:

Date:

Please sign & promptly return this statement to your business unit President or his/her delegate.